SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”), dated August 2, 2007, is entered into by and between John Hodson (“Employee”) and Flanders Corporation (“Company”).

WHEREAS, Employee has been employed by Company as Chief Financial Officer under an employment agreement dated February 18, 2005 (the “Employment Agreement”) a copy of which is attached as Exhibit “1”; and

WHEREAS, Employee and Company by mutual agreement agree to terminate the employment agreement and end Employee’s employment relationship with the Company effective as of August 2, 2007 (the “Separation Date”).  For purposes of this Agreement, Employment’s separation form the Company is deemed a resignation, and thus, Employee acknowledges that he will not be entitled to any benefits under the Florida’s Unemployment Compensation Act; and

WHEREAS, the Company and Employee desire to set forth their understandings regarding the Employee’s ownership rights to the Company’s securities, which includes among other matters, agreements regarding the timing and method of disposing of shares of the Company’s common stock owned by Employee; and

WHEREAS, the Company and Employee desire to set forth their understandings regarding the agreed upon procedures and obligations to satisfy the Employee’s withholding tax obligations in connection with the exercise of non-qualified stock options exercised by Employee, and including among other matters, the Employee’s tax indemnity obligations to the Company for applicable withholding taxes, which shall be secured by certain shares of the Company’s common stock owned by Employee, which shall be held in escrow as security for the Employee’s withholding tax indemnity obligations pursuant to a Tax Indemnity and Stock Escrow Agreement, a copy of which is attached as Exhibit “A”.

NOW THEREFORE in consideration of the payments set forth below and the mutual promises contained herein, the parties agree as follows:

1.

Consideration:

(a)

The parties agree that the Employee’s gross accrued and unpaid wages and vacation pay total $5,076.92 and the Company will pay such amount to Employee in cash subject to normal withholding taxes simultaneously with the execution of this Agreement.

(b)

Company will pay Employee $30,000.00 (the “Separation Payment”).  Funds representing the Separation Payment will be immediately forwarded by the Company and held in escrow by Johnson, Pope, Bokor, Ruppel & Burns, LLP, attention Michael T. Cronin, Esq. (“Escrow Agent”) by wire transfer upon execution of this Agreement by all parties, execution of the Tax Indemnity and Stock Escrow Agreement by all parties and receipt of the Escrowed Shares of the Employee by the Escrow Agent, as more fully described in the Tax Indemnity and stock Escrow Agreement.  If the Employee does not revoke this Agreement during the seven (7) day revocation period as described in Section 14 below and further provided that the Employee has delivered the Escrowed Shares to the Escrow Agent pursuant to the Tax Indemnity and Stock Escrow Agreement, the Escrow Agent will promptly remit the Separation Payment to Employee upon expiration of the seven (7) day revocation period.

(c)

Employee will be issued a W-2 at the end of the year for the Separation Payment.  Employee agrees to pay all taxes on the $30,000.00 and agrees to defend, indemnify and hold harmless Company from any tax liability imposed by the IRS or any other taxing body on the $30,000.00    Employee agrees that but for the promises and releases he is making in this Agreement he is not otherwise entitled to the Separation Payment.

(d)

Employee will be released from all duties, obligations and responsibilities to the Company, including the restrictive covenants, as set forth in the Employment Agreement attached as Exhibit 1 and Company will be released from all duties, obligations and responsibilities to Employee and the Employment Agreement is hereby terminated upon execution of this Agreement.

(e)

For the 90 days after the Termination Date, Employee shall make himself reasonably available to consult with Company on such matters regarding Company business as may be reasonably requested by the Company.  The Company shall use its best efforts to give the Employee reasonable advance notice of any need for such consultation and understands and agrees that any obligations of Employee to and responsibilities with any new employer or business endeavor will take precedence over and may significantly limit Employee’s ability to make himself available to consult with Company under this Agreement.  The parties also agree that Employee’s consulting obligations to the Company under this Agreement, to the greatest extent practicable, may be fulfilled via telephone or email.  Employee agrees that other than the compensation set forth in (a) above, he will not be entitled to additional compensation for any time spent consulting under (c) so long as the time spent is reasonable.

(f)

It is expressly understood and agreed that the consideration paid and other promises and releases by the Company provided under this Agreement are in addition to amounts to which the Employee is otherwise legally entitled, and that except for the amounts and representations, warranties and covenants set forth in this Agreement, Company is not otherwise indebted to Employee for any other wages, benefits, or reimbursements arising out of the employment relationship.

2.

Unpaid Expenses.  Employee agrees that all business expenses incurred by Employee for which he is entitled to reimbursement have been submitted or will be submitted no later than 15 days following execution of this Agreement.  Company agrees to process promptly all such reimbursement submissions and to promptly make payment to Employee of all expense reimbursements to which he is entitled under customary Company policies and procedures, and in any event no later than seven days after submission.  Employee waives any claim for any unreimbursed business expenses except as referenced herein.

3.

Stock Options and Future Sale of Stock.

(a)

The parties agree that the following table (“Option Table”) accurately sets forth information regarding non-qualified options to purchase Company stock issued to Employee and holdings of Company stock issued to Employee upon the exercise of said options.

Date Granted	Number of Options	Exercise Price	Date Exercised	How Exercised	Shares Held Currently	Certificate No.
09-30-99	10,000	$ 2.63	08-24-04	Paid Company cash	10,000	7291
04-24-00	5,000	$ 2.50	08-24-04	Paid Company cash	5,000	7291
11-12-01	10,000	$ 2.40	01-06-06	Net Cashless Exercise	7,952	7371
10-31-02	40,000	$ 1.50	05-21-07	Net Cashless Exercise	30,506	7405
05-23-03	20,000	$ 2.52	05-31-07	Net Cashless Exercise	12,790	7408
10-03-03	20,000	$ 5.00	05-31-07	Net Cashless Exercise	5,694	7408
03-15-04	20,000	$ 5.21	05-31-07	Net Cashless Exercise	5,093	7408
08-24-05	20,000	$ 8.60
12-07-05	30,000	$ 11.00
				Total Shares

(b)

Employee and Company agree that all of the 77,035 shares of Company stock issued (or to be issued) to Employee upon the exercise options shown in the preceding table (the “Option Shares”) are “restricted securities” within the meaning of SEC Rule 144.  This includes the 23,577 shares issued in connection with the May 31, 2007 net cashless exercises at a $6.99 per share value.  Employee agrees that he will not dispose, assign, sell, hedge or margin any of the Company’s securities, including the Option Shares for a period of ninety (90) days after the Separation Date (“Lock-Up Period”).  After the Lock-Up Period, Employee may sell the Option Shares in accordance with the procedures and provisions of SEC Rule 144.  Assuming the Employee complies with provisions of Rule 144, and the other conditions of this Agreement and the related Tax Indemnity and Stock Escrow Agreement, the Company will not object to Employee’s sale or disposition of the Option Shares in accordance with SEC Rule 144 after the Lock-Up Period.

(c)

Company agrees that the Employee’s holding period for the Option Shares is accurately reflected in the “Date Exercised” column set forth in the above table.  Accordingly, after the Lock-Up Period, any Option Shares held by Employee for at least two (2) years after the “Date Exercised” in the Option Table, will be salable in accordance with the provisions of SEC Rule 144(k).  Any shares held greater than one (1) year but less than two (2) years after the “Date Exercised”, will be salable in accordance with the other applicable provisions of SEC Rule 144.

(d)

Employee represents he will comply with all applicable provisions of SEC Rule 144 regarding the sale of the Option Shares after the Lock-Up Period.  In order to facilitate the disposition of Option Shares pursuant to Rule 144, the Escrow Agent upon receipt of instructions from Employee and copies of underlying documents, forms and certificates in conformity with general industry standards and the compliance procedures of the brokerage firm used by Employee, will issue appropriate opinions of Counsel to the Company’s transfer agent and Employee’s Broker substantially in the form of the opinions set forth as Exhibits “B” and “C”, as applicable.  Escrow Agent will promptly provide Company with copies of his opinion and all instructions, documents, forms, and certificates received from Employee in connection with Employee’s SEC Rule 144 stock sales.  The opinions of counsel attached as Exhibits “B” and “C” and the industry standard certificates and documents referred to above will be sufficient to confirm compliance with Rule 144.  Employee shall not be required to provide any other opinion of counsel regarding Rule 144 compliance as a precondition to the Company’s approval of the sale and transfer of the Option Shares.

(e)

Withholding Taxes.  Employee understands that because of the “non-qualified” nature of the exercised stock options that he has a withholding tax obligation to the IRS in the applicable calendar quarter in which the options are exercised.  Employee represents he has paid or will pay when due all applicable withholding taxes for the option exercised on August 24, 2004 and January 1, 2006, as reflected in the Option Table.  In consideration of this Settlement Agreement and General Release, the Company and Employee have reached the following understandings as it relates to the options exercised by Employee during May 2007, as reflected in the Option Table.

(i)

After the Separation Date, Company will cause to be remitted or paid to the IRS the sum of $89,400, which reflects the agreed upon amount of the Employee’s withholding tax obligations for the May 2007 option exercises at an assumed effective federal income tax rate of twenty-five percent (25%) (the “May 2007 Tax Obligations”) and the Company will be responsible for any interest or penalties relating to non-timely payment to the IRS of the May 2007 Tax Obligations;

(ii)

Employee will promptly remit to the Company an amount equal to the May 2007 Tax Obligations from the first proceeds received by Employee from sales of the Option Shares after the Lock-Up Period.  Company will use such proceeds to satisfy the May 2007 Tax Obligations.

(iii)

Employee will deliver to the Escrow Agent 23,577 shares of the Company’s stock as evidenced by Certificate No. 7408 from the May 2007 Option Exercises as security for the May 2007 Tax Obligations pursuant to the Tax Indemnity and Stock Escrow Agreement.

(iv)

If Employee has not satisfied the May 2007 Tax Obligations within 110 days of this Agreement, said unpaid amount will accrue interest from the 110th date forward at seven percent (7%) simple interest per annum until satisfied in full.

(v)

Employee is obligated to satisfy in full the May 2007 Tax Obligations on or before December 31, 2007, subject to Section 5(b) of the Tax Indemnification and Stock Escrow Agreement.

(f)

The Company represents and warrants that the Company’s stockholders and Board of Directors approved the Flanders Corporation 1996 Long Term Incentive Plan (the “Plan”).  All options to purchase Company stock granted to Employee under the Plan have satisfied the requirements of the Plan and the requirements of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) and that transactions between the Company and Employee involving options issued under the Plan qualified for the exemption from Section 16(b) provided under Rule 16b-3 under the Exchange Act.

4.

General Release - Employee.  In consideration of the above payments, representations, warranties and covenants, and to be fully contingent  upon completion of all payments and compliance with all covenants detailed herein by Company and other valuable consideration, Employee for himself and his heirs, assigns, and personal representatives, except as indicated to the contrary below, hereby and forever waives and releases any and all claims, demands, rights, causes of action, or grievances of any kind or character which he may have accrued pursuant to common law, federal law, state laws including without limitation any and all state and federal and local  anti-discrimination statutes, laws and ordinances, and local laws and regulations.  Employee realizes there are many laws and regulations prohibiting employment discrimination pursuant to which he may have rights or claims.  These include, but are not limited to,  Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; The Americans with Disabilities Act, as amended; the National Labor Relations Act, as amended; the Vietnam Era Veterans Readjustment Assistance Act; the Florida Civil Rights Act of 1977; Florida Whistleblower’s Act, §§448.101 – 105; Sarbanes-Oxley Act, 18 U.S.C. 1514 A, Title VIII Corporate and Criminal Fraud Accountability Act of 2002,  the Florida Unemployment Compensation Law; the Florida Workers’ Compensation Law; 42 U.S.C. 1981; or any other state, federal or local law concerning age, race, sex, religion, national origin, color, disability, handicap, marital status, or any other form of discrimination, or  any other state, federal or local law or regulation including, but not limited to, the Fair Labor Standards Act and Florida’s Minimum Wage Act.  Employee specifically releases Company from all payment obligations under the Employment Agreement dated February 18, 2005 as Employee is released from all obligations, liabilities and restrictive covenants thereunder.  Employee also understands that there are other statutes and laws of contract and tort otherwise related to his employment.  Employee intends to waive and release any rights he may have under these other laws.  Said release shall run to and be in favor of, and shall forever protect Company, and its parent and subsidiaries, as well as all officers, directors, employees, Board of Directors, attorneys, and agents of Company and its parent and subsidiaries.  This Agreement is intended to be a general full and complete waiver and shall be applicable to any and all such claims, demands, rights, wages, benefits, employment, causes of action, or grievances, whether claims for psychic injuries or any other injuries, which may be brought before an administrative agency, a court, a tribunal, an arbitrator, or otherwise, whether in law or equity, contract, or tort, and which are related, directly or indirectly, to Employee’s employment or the termination of employment with Company.  The foregoing release does not apply to Employee’s rights vis-à-vis Company under this Agreement and the Tax Indemnity and Stock Escrow Agreement, under that certain Indemnification Agreement between the Company and the Employee dated May 3, 2007, under the Plan or any outstanding options under the Plan, and none of the provisions of which are affected by the foregoing release and each of which will remain in full force and effect.

5.

ADEA Release and Waiver.  Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act (ADEA), as amended, and that the waiver and release of these rights is knowing and voluntary.  Employee is waiving his rights under the ADEA for the consideration set forth above which is consideration in addition to that which Employee is legally entitled (i.e. wages for time worked and earned vacation pay benefits)   Employee and the Company agree that this waiver and release do not apply to any rights or claims that may arise after the date this Agreement is signed.

6.

General Release – Company.  Except for a breach by Employee of this Agreement and the related Tax Indemnity and Stock Escrow Agreement, or other acts or causes of action which are criminal in nature, from the date of this Agreement forward, Company and all subsidiary companies, shareholders, officers, directors and affiliates and all assigns and successors in interest (collectively, “Company Releasees”), hereby forever release and discharge Employee and his successors, heirs, assigns, representatives, attorneys and all persons acting by, through or in concert with him from any and all claims, demands, rights, charges, actions, interests, debts, liabilities, damages, costs and expenses, or causes of action of whatever type or nature, whether legal or equitable, whether known or unknown, whether in tort or in contract, which Company or any of the Company Releasees may now have against him either individually, jointly or severally, before any municipal, state or federal court or administrative agency, based upon acts which have occurred from the beginning of time to the date of this Agreement relating to his employment by Company or any subsidiaries or affiliates, his service as an officer of the Company or any subsidiaries or affiliates, or in any other capacity, or the termination of his employment with Company.

7.

Non-Disparagement.  Employee agrees not to criticize, denigrate or otherwise disparage Company, all subsidiary companies and affiliates, its operations, products, shareholders, employees, officers or directors.  Company, all subsidiary companies and affiliates, its shareholders, employees, officers and directors agree not to criticize, denigrate or otherwise disparage Employee.  Company covenants to us its best efforts to insure that its senior management, officers and directors comply with the foregoing obligations.

8.

Termination of Employment Agreement dated February 18, 2005.  By virtue of the execution of this Agreement, the parties desire to terminate the Employment Agreement previously entered into between Employee and the Company and executed on February 18, 2005.  Upon full execution of this Agreement, the Employment Agreement will terminate, is null and void and has no further effect at law or equity.  Employee and Company are each released from all of their respective liabilities, obligations, and restrictive covenants under the Employment Agreement.  Upon execution of this Agreement, this Agreement supersedes the Employment Agreement attached as Exhibit “1”.  Employee acknowledges that his release from the obligations, liabilities and restrictive covenants under the agreement is additional good and valid consideration.

9.

Confidential Information.

(a)

Employee acknowledges that during the term of his employment with Company, Company disclosed confidential information to Employee which Company deems to be valuable and proprietary.  “Confidential information” as used herein shall mean any information of or about Company (or Company’s clients or customers, or the customers’ employees or any vendors), any financial information, which has been disclosed to the Employee or made available to him, which is not publicly available and which is maintained by Company in confidence.  Confidential information shall include information of or about Company in both oral and written form which is maintained by Company in confidence including, but not limited to, information about Company’s finances, personnel, products, clients, or strategic plans, current and prospective customers, vendors, employees and independent contractors (including but not limited to customer and prospect needs and requirements); prospect lists; vendor lists; costs; pricing; client and vendor discounts and discount policies; profit margins; market analyses; self-analyses and analyses of competitors; business and marketing strategies, methods, and techniques; contracts; processes and manner of operations; finances; acquisitions strategies; product specifications; mailing lists; other lists of technical or commercial information; other Business lists; product analysis and research, services; technical information and/or know-how; source codes; computer programs, software, hardware and systems; databases; specialized training; operating techniques; trade secrets; confidential information or trade secrets of any third party provided to the Company in confidence or subject to other use or disclosure restrictions or limitations; other data and material utilized in or related to the Company or the Business; and any other information, written, oral, or electronic, which pertains to the Company or the Business, to persons or entities with whom the Company does business or seeks to do business, or to how the Company does business “Confidential Information” does not include information which in accordance with applicable law (1) is or becomes generally available to the public other than as a result of a disclosure in violation of this Agreement, (2) was available on a non-confidential basis prior to its disclosure, (3) becomes available on a non-confidential basis from a person other than Employee, or (4) was independently and lawfully developed by Employee or a third party.

(b)

Employee acknowledges and agrees that he acquired said Confidential Information under circumstances giving rise to a duty to maintain its secrecy and/or limit its use to the benefit of the Company.  Employee acknowledges and agrees that said Confidential Information derives independent value from not being generally known to and not readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use.  Employee further acknowledges and agrees that such Confidential Information has been the subject of efforts which are reasonable under the circumstances to maintain its confidentiality. Employee agrees that he will not, directly or indirectly, use, for any purpose, or transmit or disclose to any person, concern or entity, any of the Confidential Information. Notwithstanding any of the foregoing, Employee will no longer be required to maintain the confidentiality of any information which is published, disseminated or circulated in the general public domain, unless such publication or dissemination results from a breach of this Agreement or from other unlawful conduct.  Employee agrees to return to the Company any and all property, documents, or other materials (including information embodied in intangible form, e.g., in computer memory) in his possession relating, directly or indirectly, to any Confidential Information and all copies thereof without retaining any copies, duplicates, extracts, or portions thereof.  Employee also agrees and acknowledges that he has no proprietary interest in any work product developed or used by him in connection or arising out of his employment with the Company.

(c)

 Employee agrees not to make public or disclose any Confidential Information, except as expressly permitted in writing by Company.  Employee agrees that in the event of any violation or threatened violation of Confidential Information covenants of this Section 9, monetary damages would provide an inadequate remedy so that Employee agrees, in addition to all other rights provided by law, that Company shall have the right to seek an injunction or equivalent remedy issued against the Employee to prevent violations or further violations of this provision.

10.

Company Property.   Employee represents and agrees that he has returned any and all equipment, supplies, manuals, computer disks, customer lists, or similar items that are the property of Company.  In addition, Employee certifies that no copies of such documents or computer files containing Company property have been made.

11.

Effective Date.  Employee represents and agrees that his employment with the Company is terminated on the Separation Date, and that the releases set forth in this Agreement shall be deemed to be without effect if the Company fails to make the payments and fulfill the covenants and obligations agreed herein.

12.

No Charges.  Employee represents that he has not filed any complaint or charge with any municipal, county, state, or federal office arising in any way out of Employee’s employment, and  he agrees that he will not do so at any time hereinafter, and that if any agency or court assumes jurisdiction of any complaint or charge against the Company on behalf of Employee, Employee will immediately request that such complaint be dismissed and that such agency or court withdraw from the matter to the extent any charge or complaint proceeds, employee waives any right to any monetary recovery or other remedy.

13.

Indemnification by Employee:  Employee hereby warrants that he has not assigned, sold, subrogated, transferred or conveyed to anyone any actions, causes of action, claims or demands that she now has or ever had against Company, and he hereby agrees to defend entirely at his  own expense and to fully indemnify and forever hold harmless Company from any and all actions, causes of action, claims or demands that may be brought against Company by anyone to whom Employee has assigned, sold, subrogated, transferred or conveyed any such actions, causes of action, claims or demands, whether such are asserted by third-party complaint, cross-claim or otherwise, or whether such are asserted for indemnity, contribution or otherwise.

14.

Indemnification by Company.  Company understands that Employee has relied upon Company’s representations and warranties and covenants and agreements in entering into this Agreement and that but for Company’s willingness to makes such representations and warranties and covenants and agreements, Employee would not have been willing to enter into this Agreement.  Accordingly, in addition to any other obligations to Employee under this Agreement, Company shall also indemnify Employee and Employee’s heirs, administrators, representatives, executors, successors, and assigns (collectively, the “Indemnified Parties”) and save and hold each of the Indemnified Parties harmless against and pay on behalf of or reimburse such Indemnified Parties as and when incurred for any loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, tax, penalty, fine or expense, whether or not arising out of third-party claims (including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing), which any such Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of: (i) any breach by Company of any representation or warranty made by Company in this Agreement or any of the Exhibits attached hereto, or in any other instruments or documents furnished by Company pursuant to this Agreement; or (ii) any non-fulfillment or breach of any covenant, agreement or other provision by Company under this Agreement or any of the Exhibits attached hereto.

15.

Form 8-K and Press Release.  The Company covenants and agrees to provide Employee with a draft of the proposed Current Report on Form 8-K and press release regarding the termination of Employee’s relationship with Company a reasonable time in advance of the planned filing with the SEC or other public disclosure and the Company and Employee shall consult in good faith to mutually agree as to the form and substance of such Form 8-K disclosure and press release prior to any such filing with the SEC or pubic disclosure.

16.

Miscellaneous.

(a)

The execution, delivery and performance of this Agreement by Company has been duly approved by Company’s Board of Directors and no further corporate or other action, consent or waiver is necessary or appropriate as a precondition to making this Agreement the valid and binding agreement of Company enforceable against Company in accordance with its terms.

(b)

Company and Employee confirm and agree that, effective on the Separation Date and upon the payments required under Section 1 of this Agreement, Employee shall be deemed to have resigned from all positions as an officer or director held by Employee with the Company and each subsidiary or affiliate.

(c)

This Agreement constitutes the sole agreement between the parties and supersedes any and all understandings and agreements made prior hereto with respect to the termination of Employee’s termination of employment with the Company.  There are no other understandings, representations or agreements between the parties regarding the subject matter of this Agreement other than those as contained herein.

(d)

It is understood and agreed that the execution of this Agreement is not to be construed as an admission of any liability on the part of either party; each party specifically disclaims any wrongdoing of any part or any nature with respect to Employee.

(e)

This Agreement and each of its provisions are binding upon, and inure to the benefit of the parties as well as their respective heirs, executors, attorneys, administrators, successors and/or assigns.

(f)

All agreements and covenants contained herein are severable.  In the event that any of them are held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreement or covenants were not contained herein.

(g)

In the event that any action is filed in relation to this Agreement or to the employment relationship between the parties, the prevailing party is entitled to recover all costs and expenses, including reasonable attorneys’ fees and expert witness fees, from the other party.

(h)

Notices.  All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given (1) when received if personally delivered;(2) when received on the day of transmission if transmitted by telephone line facsimile transmission (fax), Internet email or other similar electronic or digital transmission method; (3) the day after it is sent, if sent by recognized expedited delivery service; and (4) five days after it is sent, if mailed, first class mail, postage prepaid. In each case, notice shall be sent to:

“Company” Flanders Corporation Attention: Steve Clark 2399 26th Ave North St. Petersburg, FL 33734-7568 (800) 800-2210 Email: sclark@corp.precisionaire.com	“Employee” John Hodson 124 Woodcreek Drive E Safety Harbor, FL 34695 Phone: 727-791-0757 Email: jhodson@knology.net

Or to such other address, phone number or email as one party shall specify to the other as provided above.

(i)

This Agreement shall be construed under and governed by Florida law.  The parties to this Agreement agree that jurisdiction and venue in any action brought pursuant to this Agreement to enforce its terms or otherwise with respect to the relationships between the parties shall properly lie only in the Circuit Court of the State of Florida in and for Pinellas County or in the United States District Court for the Middle District of Florida, Tampa Division.  Such jurisdiction and venue are agreed to be mandatory.

(j)

Employee is advised to consult with an attorney prior to executing this Agreement, and Employee acknowledges that he has had an opportunity to do so and that he is freely, voluntarily and knowingly, making all of the releases herein

1.

EMPLOYEE HEREBY ACKNOWLEDGES THAT HE HAS BEEN GIVEN TWENTY-ONE (21) DAYS TO CONSIDER THE TERMS OF THIS AGREEMENT.  HE FURTHER ACKNOWLEDGES THAT HE MAY REVOKE THIS AGREEMENT AT ANY TIME WITHIN SEVEN (7) DAYS OF THE DATE OF HIS EXECUTION HEREOF AND IT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL AFTER THE EXPIRATION OF THIS SEVEN (7) DAY PERIOD.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written and as indicated below.

“Employee”

/s/ John Hodson

John Hodson

Date:

August 2, 2007

“Company”

Flanders Corporation

By: /s/ Steven K. Clark

Printed or Typed Name: Steven K. Clark

Date:

August 2, 2007

Exhibit “A”

TAX INDEMNIFICATION AND STOCK ESCROW AGREEMENT

THIS TAX INDEMNIFICATION AND STOCK ESCROW AGREEMENT is effective as of August 2, 2007, by and between JOHN HODSON ("Hodson"), FLANDERS CORPORATION, a North Carolina corporation ("Company") and JOHNSON, POPE, BOKOR, RUPPEL & BURNS, LLP ("Escrow Agent").

W I T N E S S E T H:

WHEREAS, Hodson and the Company are parties to a Separation Agreement and General Release dated August 2, 2007, which provides for among other matters that Hodson will indemnify and hold the Company harmless for certain withholding tax obligations made by the Company in connection with his exercise of nonqualified stock options in May 2007 (the "May 2007 Tax Obligations"); and

WHEREAS, in order to secure Hodson's May 2007 Tax Obligations to the Company, Hodson has agreed to deliver twenty three thousand five hundred seventy seven (23,577) shares of the Company's common stock as evidenced by Certificate No. 7408 to the Escrow Agent as security for such tax obligations (the "Escrowed Stock") in accordance with the terms and conditions of this Agreement; and

WHEREAS, the Separation Agreement and General Release requires the Company to forward the Separation Payment to the Escrow Agent and the Escrow Agent to remit the Separation Payment to Hodson upon execution of the Separation Agreement and General Release, this Agreement and receipt of the Escrowed Stock by the Escrow Agent; and

WHEREAS, the Escrow Agent has agreed to act as escrow agent on behalf of the Company and Hodson pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises and the terms and conditions set forth herein, the parties agree as follows:

1.

Separation Payment/Rule 144 Opinions.  Escrow Agent is authorized to forward the Separation Payment to Hodson upon all parties executing this Agreement, the Separation Agreement and General Release and Escrow Agent's receipt of the Escrowed Stock properly endorsed with signature medallion guarantees as set forth in Section 4.  Pursuant to the terms of the Separation Agreement and General Release, after the Lock-Up Period, Escrow Agent is authorized to release appropriate Rule 144 opinions to the transfer agent and Hodson's broker upon request of Hodson substantially in the form of Exhibit B or C to the Separation Agreement and General Release, as applicable.  Hodson agrees to promptly remit the initial proceeds of all sales of the Company's stock to the Company until such time as the May 2007 Tax Obligations are satisfied in full.

2.

Indemnity.  Hodson agrees to indemnify, keep indemnified and hold harmless the Company from any and all claims, suits, actions, debts, damages, costs, charges, demands and expenses, of any kind and nature whatsoever, including attorneys' fees and costs that may arise out of or by reason of any obligation, taxes, penalties, interests or other charges due to the Internal Revenue Service or other taxing authority for federal withholding or other income taxes relating to the exercise of the Company's non-qualified stock options, relating to the "May 2007 Tax Obligations" as defined in Section 3(e)(i) of the Separation Agreement and General Release.  The foregoing indemnity is conditioned upon the Company’s payment to the IRS on behalf of Hodson of the May 2007 Tax Obligations.  The Company covenants to promptly remit or make provisions for satisfaction of the May 2007 Tax Obligations, including interest and penalties, if any, upon receipt of said funds from Hodson and to provide Hodson evidence of said remittance or satisfaction.  Hodson agrees to reimburse the Company for any necessary expenses, including reasonable attorneys' fees and costs incurred in connection with the enforcement of any part of this Agreement.  The Company agrees to reimburse Hodson for any necessary expenses and losses, including reasonable attorney’s fees and costs, incurred in connection with Hodson’s enforcement of any part of this Agreement, based upon the Company’s breach of the provisions of this Agreement.

3.

Appointment of Escrow Agent.  Hodson and the Company agree to the appointment of JOHNSON, POPE, BOKOR, RUPPEL & BURNS, LLP as Escrow Agent to act in accordance with the terms and conditions set forth in this Agreement and the Separation Agreement and General Release and Escrow Agent hereby accepts such appointment in accordance with such terms and conditions.  The Escrow Agent shall act as agent so as to perfect the Company's security interest in the Escrowed Stock of Hodson which is pledged as security for Hodson's May 2007 Tax Obligations pursuant to the Separation Agreement and General Release.

4.

Deposit of Escrowed Stock; Security Interest.  Hodson, in order to secure his May 2007 Tax Obligations, hereby grants to the Company a security interest in the Escrowed Stock and on dividends, cash, instruments and other property from time to time received, receivable, or otherwise distributed in respect of or in exchange for any or all of the Escrowed Stock.  Hodson warrants to the Company that he is the lawful owner of the Escrowed Stock free and clear of all other liens, encumbrances and claims.

Hodson shall cause the Escrowed Stock to be deposited with the Escrow Agent to be held as provided herein.  Hodson shall deliver certificates, endorsed in blank or with such stock powers attached, including signature medallion guarantees, evidencing the Escrowed Stock to the Escrow Agent.  All such certificates so deposited with the Escrow Agent evidencing the Escrowed Stock will be held and disposed of by Escrow Agent in accordance with the terms and conditions of this Agreement.  A schedule of the Escrowed Stock is attached as Exhibit "A."

At such time as Hodson has remitted to the Company cash payments in full for the May 2007 Tax Obligations, the Company agrees to instruct the Escrow Agent to release the Escrowed Stock to Hodson.

5.

Default.

(a)

Remedies of Company.  In the event Hodson does not satisfy in full his May 2007 Tax Obligations to the Company on or before December 31, 2007 (as may be extended under paragraph 5(b) below for certain matters), the Company shall have and may exercise any and all rights and the remedies granted to a secured party upon default under the Uniform Commercial Code as enforced in the State of Florida on the date hereof.  Said rights and remedies shall include, but not be limited to, the Company's power to cause its transfer agent to cancel all or part of the Escrowed Stock on the official stock transfer records or the Company's power to sell, assign and deliver the whole or part of said Escrowed Stock at any broker's exchange or elsewhere, public or private sale, in order to satisfy, in whole or in part, Hodson's obligations to the Company.  Out of the proceeds of any sale, the Company may retain any amount equal to the total obligations due the Company, including interest thereon, along with all expenses relative to the sale or disposition of the Escrowed Stock including reasonable attorneys' fees and shall pay any balance thereafter of such proceeds to Hodson.  If the Company elects to cancel all or part of the Escrowed Stock, then the Escrowed Stock per share value for purposes of determining satisfaction of obligations shall be the lower of the market value of the Flanders shares as of the date Hodson is required to satisfy his May 2007 Tax Obligations or $6.99 per share.  Market Value is defined as the closing price of FLDR shares on NASDAQ/NMS or other trading exchange at that date.  In the event that the proceeds of any sale or the value of any share cancellations are insufficient to cover Hodson's obligations due the Company for the May 2007 Tax Obligations, plus interest and expenses and attorneys' fees, Hodson shall remain liable to the Company for any deficiency.  Any remaining Escrowed Stock after satisfaction of all obligations due the Company shall be returned to Hodson.

(b)

Covenants of Company/Limitations of Remedies.  The Company acknowledges that Hodson’s ability to sell shares of the Company’s stock in order to satisfy the May 2007 Tax Obligations is in part predicated upon the Company maintaining adequate current public information in accordance with the provisions of Rule 144(c) through December 31, 2007 and the Company abiding by its obligations regarding opinions of counsel under Section 3(d) of the Separation Agreement and General Release.  If for any reason the Company is unable to comply with the provisions of Rule 144(c) at any time between the termination of the Lock-Up Period and December 31, 2007 or with its obligations under Section 3(d) noted above, then that number of days for which the Company was not in compliance with the reporting obligations under Rule 144(c) or its Section 3(d) obligations noted above will toll and extend the December 31, 2007 date for which Hodson is required to satisfy all unpaid May 2007 Tax Obligations.  For example, if the Company is delinquent for a period of 30-days in filing a report under the 1934 Act pursuant to Rule 144(c) and after such 30-day period is then again in compliance with Rule 144(c) or failed to abide by its Section 3(d) obligations for a period of 30 days, then in each case the December 31, 2007 date would be extended for 30 days until January 30, 2008.

6.

Rights, Duties and Immunities of Escrow Agent.

6.1

Acceptance by Escrow Agent of the duties under this Agreement is subject to the following terms and conditions, which all parties to this Agreement hereby agree shall govern and control the rights, duties and immunities of Escrow Agent:

(a)

The duties and obligations of Escrow Agent shall be determined solely by the express provisions of this Agreement.  Escrow Agent shall not be liable except for the performance of such duties and obligations as are specifically set out in this Agreement and the Settlement Agreement and Mutual Release, and Escrow Agent shall not be deemed to have any knowledge of, or responsibility for, the terms of any other agreement.

(b)

Escrow Agent shall not be responsible in any manner whatsoever for any failure or inability of Hodson, the Company, or of anyone else, to deliver shares, monies or property to Escrow Agent or otherwise to honor any of the provisions of this Agreement or the Settlement Agreement and Mutual Release.

(c)

Hodson and the Company, jointly and severally, hereby agree to reimburse and indemnify Escrow Agent for, and hold it harmless from and against, any loss, liability or expense, including but not limited to reasonable attorneys’ fees, arising out of or in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, except for losses, liabilities and expenses caused by the willful misconduct or gross negligence of Escrow Agent.  Without limiting the foregoing, Escrow Agent shall in no event be liable in connection with actions taken hereunder in good faith in accordance with the terms hereof, including any liability for any delays not resulting from its gross negligence or willful misconduct or any loss of interest incident to any such delays.  The provisions of this Section 6(c) shall survive any termination of this Agreement.

(d)

Escrow Agent shall be fully protected in acting on and relying upon any written notice, direction, request, waiver, consent, receipt of other paper or document that Escrow Agent in good faith believes to have been signed or presented by the proper party or parties.

(e)

Escrow Agent shall not be liable for any error of judgment, or for any act done on step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything that it may do or refrain from doing in connection herewith, except its own willful misconduct or gross negligence.

(f)

Escrow Agent may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the opinion of such counsel.

(g)

Escrow Agent makes no representation as to the validity, value, genuineness or collectibility of any security, document or instrument held by or delivered to it.

6.2

If a controversy arises between one or more of the parties hereto, or between any of the parties hereto and any person not a party hereto, as to whether or not or to whom Escrow Agent shall deliver the Escrowed Stock, or any portion thereof, or as to any other matter arising out of or relating to the Escrowed Stock or this Agreement, Escrow Agent shall not determine the same and shall not make any delivery of any disputed portion of the Escrowed Stock, but shall retain the same until the rights of the parties to the dispute shall have finally been determined by written agreement among the parties in dispute or by order of a court of competent jurisdiction.  Escrow Agent shall deliver the Escrowed Stock, or any portion thereof, within five (5) business days after Escrow Agent has received written notice of any such agreement or written order, in accordance with the terms thereof.  Escrow Agent shall be entitled to assume that no such controversy has arisen that refers specifically to this Agreement and identifies by name and address the adverse claimants in the controversy.  If a controversy of the type referred to in this Section 6.2 arises, Escrow Agent may, in its sole discretion (but shall not be obligated to), commence interpleader or similar actions or proceedings for the determination of the controversy.

7.

Instructions to Escrow Agent.  The following procedure shall be used by the parties concerning instructions to Escrow Agent:

a.

All instructions to Escrow Agent shall be in writing and signed by the person(s) issuing such instructions.  Any instructions which are jointly authorized by more than one person shall be signed by all such persons.  E-mail or facsimile instructions are acceptable.

b.

Escrow Agent, upon receipt of instructions from any person(s) shall furnish a written acknowledgment thereof to the person(s) serving such instruction upon Escrow Agent.

c.

Escrow Agent, upon receipt of instructions from any person(s) (other than instructions jointly authorized by all parties), shall serve an exact copy of such instructions upon the other parties at the mailing addresses, including e-mail addresses, stating the date that Escrow Agent received the instructions and the date a reply is due.

d.

Each person upon whom instructions are served as provided in subparagraph (c) above shall, within seventy-two (72) hours after the date Escrow Agent mailed such instructions, serve upon the Escrow Agent in writing its objections, if any, to such instructions.  Should Escrow Agent fail to receive objections within the time specified herein, then Escrow Agent shall be authorized to proceed in accordance with the instructions.

e.

If any person(s) shall serve upon Escrow Agent objections to instructions, such objections shall be served upon the other parties in the manner described in subparagraph (c) above.

f.

All other notices, declarations or demands given by a party to another party shall be served upon Escrow Agent and handled in the manner described hereinabove.

g.

The mailing of any notice or other document by Escrow Agent to any person(s) shall constitute notice of the contents of such notice or document as of the date of such mailing, and no further notice thereof shall be required of Escrow Agent.

8.

Fees and Expenses.  Hodson, on one hand, and the Company, on the other hand, shall each pay one-half (1/2) of the fees and expenses (including reasonable attorneys’ fees) of the Escrow Agent for the services to be rendered by the Escrow Agent hereunder.  The Escrow Agent will lien or right a set off on all funds and property held hereunder to pay its fees and expenses under the Escrow Agreement.

9.

Dividends and Voting Rights.  During the term of this Stock Escrow Agreement, Hodson, or his successors and assigns, shall maintain the right to vote the Escrowed Stock and to receive dividends declared and paid on the Escrowed Stock.  In the event additional shares of Company stock are issued pursuant to a stock dividend or stock split, such additional shares shall be added to the Escrowed Stock and shall be deposited with the Escrow Agent to be held in accordance with this Agreement.

10.

Termination of Escrow.  When satisfactory proof has been presented to the Escrow Agent that the May 2007 Tax Obligations of Hodson to the Company has been paid in full pursuant to the Settlement Agreement and Mutual Release, the Escrow Agent shall deliver to Hodson the Escrowed Stock in its possession, and all obligations between the Company, Hodson and Escrow Agent under this Agreement shall thereupon cease.

11.

Records.  Escrow Agent will maintain accurate records of all transactions relating to the Escrowed Stock hereunder.  Escrow Agent will provide the Company and Hodson with a complete copy of such records, certified by Escrow Agent to be a complete and accurate account of all transactions related to the Escrowed Stock.  The authorized representatives of the Company and Hodson will also have access to such books and records at all reasonable times during normal business hours upon reasonable notice to Escrow Agent.

12.

Notice.  If any notice of intended disposition or cancellation of the Escrowed Stock or if any other intended action is required by law, such notification shall be deemed reasonably and properly given if mailed at least ten (10) days before such disposition or other intended action addressed to Hodson in accordance with the notice provisions of Section 16(h) of the Settlement Agreement and General Release.  If, within the referenced ten (10) days after mailing of notice, Hodson shall make good or cause to be made good such default as then existing, then, the Company shall rescind and annul such declaration but any such rescission shall not affect any subsequent default or waiver or prevent any right of Company accruing as a consequence of such subsequent default or failure on the part of Hodson to satisfy the May 2007 Tax Obligations.

All notices, communications and instructions required or desired to be given under this Agreement must be in writing (except for the investment instructions) and will be deemed to be duly given if sent by registered or certified mail, return receipt requested, or overnight courier to the following addresses:

If to Hodson, to:

John Hodson

124 Woodcreek Drive E.

Safety Harbor, FL  34695

Phone:  (727) 791-0757

Email:  jhodson@knology.net

With copy to:

Richard Leisner, Esq

Trenam Kemker Scharf Barkin Frye O'Neill & Mullis, P.A.

101 E. Kennedy Blvd., Suite 2700

Tampa, FL  33602

Phone:  (813) 223-7474

Email:  rmleisner@trenam.com

If to Company, to:

Flanders Corporation

Attention: Steve Clark

2399 26th Ave. North

St. Petersburg, FL 33734-7568

Phone:  (800) 800-2210

Email:  sclark@corp.precisionaire.com

With copy to:

Jeffrey G. Korn, Esq.

#8 1515 Resaca Blvd.

Austin, TX  78738

Phone:  (512) 563-9939

Email:  jeff@jeffreygkorn.info

If to Escrow Agent to:

Michael C. Cronin, Esq

Johnson, Pope, Bokor, Ruppel & Burns, LLP

911 Chestnut St.

Clearwater, FL  33756

Phone:  (727) 462-1818

Email:  mikec@jpfirm.com

or to such other address and to the attention of such other person as any of the above may have furnished to the other parties in writing and delivered in accordance with the provisions set forth above.

12.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of such counterparts will constitute but one and the same instrument.

13.

Assignment and Modification.  This Agreement and the rights and obligations hereunder of any of the parties hereto may not be assigned without the prior written consent of the other parties hereto having first been obtained.  Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns.  No other person will acquire or have any rights under, or by virtue of, this Agreement.  This Agreement may be changed or modified only in writing signed by all of the parties hereto.

14.

Choice of Law and Venue; Survival; Headings.  This Agreement will be governed by and construed in accordance with the laws of the State of Florida.  Venue shall be in the Sixth Judicial Circuit Court (Pinellas County) of Florida or in the Middle District of Florida (Tampa Division) of the United States District Court  The representations and warranties contained in this Agreement will survive the execution and delivery hereof and any investigation made by any party.  Headings in this Agreement are for the purposes of reference only and shall not limit or otherwise affect any of the terms hereof.

15.

Definitions.  All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Settlement Agreement and Mutual Release.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

WITNESSES:

COMPANY:

FLANDERS CORPORATION

_____________________________

By:_/s/ JohnHodson___________________

Print Name:___________________

Print Name:_John Hodson______________

Title:_________________________________

____________________________

Print Name:__________________

JOHN HODSON:

____________________________

By:__/s/ John Hodson__________________

Print Name:__________________

John Hodson

____________________________

Print Name:__________________

ESCROW AGENT:

JOHNSON, POPE, BOKOR,

RUPPEL & BURNS, LLP

_____________________________

By:_/s/ Michael T. Cronin_____________

Print Name:___________________

Michael T. Cronin

____________________________

Print Name:__________________

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